Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 5)*

CoreSite Realty Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

21870Q105

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21870Q105	Schedule 13G	Page 1 of 37

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person CO

CUSIP No. 21870Q105	Schedule 13G	Page 2 of 37

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 3 of 37

1	Names of Reporting Persons Carlyle Holdings I GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person CO

CUSIP No. 21870Q105	Schedule 13G	Page 4 of 37

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 5 of 37

1	Names of Reporting Persons Carlyle Holdings I L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 6 of 37

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 7 of 37

1	Names of Reporting Persons TC Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 8 of 37

1	Names of Reporting Persons TC Group Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 10,725,390
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 10,725,390
9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,725,390
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 22.2%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 9 of 37

1	Names of Reporting Persons Carlyle Realty V GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,875,218
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,875,218
9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,875,218
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 13.5%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 10 of 37

1	Names of Reporting Persons Carlyle Realty V, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,875,218
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,875,218
9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,875,218
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 13.5%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 11 of 37

1	Names of Reporting Persons CoreSite CRP V Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,875,218
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,875,218
9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,875,218
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 13.5%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 12 of 37

1	Names of Reporting Persons Carlyle Realty III, GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,097
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,097
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,097
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 5.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 13 of 37

1	Names of Reporting Persons Carlyle Realty III, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,097
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,097
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,097
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 5.2%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 14 of 37

1	Names of Reporting Persons CoreSite CRP III Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,097
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,097
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,097
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 5.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 15 of 37

1	Names of Reporting Persons Carlyle Realty IV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,459,136
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,459,136
9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,459,136
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 16 of 37

1	Names of Reporting Persons Carlyle Realty IV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,459,136
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,459,136
9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,459,136
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.7%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 17 of 37

1	Names of Reporting Persons CoreSite CRP IV Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,459,136
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,459,136
9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,459,136
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 18 of 37

1	Names of Reporting Persons CRP IV AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 887,159
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 887,159
9	Aggregate Amount Beneficially Owned by Each Reporting Person 887,159
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 19 of 37

1	Names of Reporting Persons CRP IV AIV GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 887,159
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 887,159
9	Aggregate Amount Beneficially Owned by Each Reporting Person 887,159
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 20 of 37

1	Names of Reporting Persons CRQP IV AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 638,671
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 638,671
9	Aggregate Amount Beneficially Owned by Each Reporting Person 638,671
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.7%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 21 of 37

1	Names of Reporting Persons CRP IV-A AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 248,488
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 248,488
9	Aggregate Amount Beneficially Owned by Each Reporting Person 248,488
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 22 of 37

1	Names of Reporting Persons CoreSite CRP IV Holdings (VCOC II), LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 638,671
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 638,671
9	Aggregate Amount Beneficially Owned by Each Reporting Person 638,671
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 23 of 37

1	Names of Reporting Persons CoreSite CRP IV Holdings (VCOC I), LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 248,488
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 248,488
9	Aggregate Amount Beneficially Owned by Each Reporting Person 248,488
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 24 of 37

1	Names of Reporting Persons CRP III AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 421,780
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 421,780
9	Aggregate Amount Beneficially Owned by Each Reporting Person 421,780
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 25 of 37

1	Names of Reporting Persons CRP III AIV GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 421,780
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 421,780
9	Aggregate Amount Beneficially Owned by Each Reporting Person 421,780
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.1%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 26 of 37

1	Names of Reporting Persons CRQP III AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 421,780
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 421,780
9	Aggregate Amount Beneficially Owned by Each Reporting Person 421,780
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.1%
12	Type of Reporting Person PN

CUSIP No. 21870Q105	Schedule 13G	Page 27 of 37

1	Names of Reporting Persons CoreSite CRP III Holdings (VCOC), LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 421,780
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 421,780
9	Aggregate Amount Beneficially Owned by Each Reporting Person 421,780
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 21870Q105	Schedule 13G	Page 28 of 37

ITEM 1.	(a)	Name of Issuer:

CoreSite Realty Corporation (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

1001 17th Street, Suite 500
Denver, CO, 80202

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.
The Carlyle Group Inc.
Carlyle Holdings I GP Inc.
Carlyle Holdings I GP Sub L.L.C.
Carlyle Holdings I L.P.
CG Subsidiary Holdings L.L.C.
TC Group, L.L.C.
TC Group Sub L.P.
Carlyle Realty V GP, L.L.C.
Carlyle Realty V, L.P.
CoreSite CRP V Holdings, LLC
Carlyle Realty III, GP, L.L.C.
Carlyle Realty III, L.P.
CoreSite CRP III Holdings, LLC
Carlyle Realty IV GP, L.L.C.
Carlyle Realty IV, L.P.
CoreSite CRP IV Holdings, LLC
CRP IV AIV GP, L.L.C.
CRP IV AIV GP, L.P.
CRQP IV AIV, L.P.
CRP IV-A AIV, L.P.
CoreSite CRP IV Holdings (VCOC II), LLC
CoreSite CRP IV Holdings (VCOC I), LLC
CRP III AIV GP, L.L.C.
CRP III AIV GP, L.P.
CRQP III AIV, L.P.
CoreSite CRP III Holdings (VCOC), LLC

	(b)	Address of Principal Business Office:

The address for each of the Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

CUSIP No. 21870Q105	Schedule 13G	Page 29 of 37

	(c)	Citizenship of each Reporting Person is:

Each of the Reporting Persons is organized in the state of Delaware.

	(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”).

	(e)	CUSIP Number:

21870Q105

ITEM 3.

Not applicable.

ITEM 4.		Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of shares of Common Stock as of December 31, 2019, assuming that all limited partnership units of CoreSite, L.P. (“OP Units”) owned by the Reporting Persons are converted on a one-for-one basis into shares of Common Stock. Under the limited partnership agreement governing CoreSite, L.P., OP Units may be redeemed for cash or, at the election of the Issuer, for shares of Common Stock on a one-for-one basis. The percent of class presented below is based upon 37,687,013 shares of Common Stock outstanding as of October 30, 2019.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	10,725,390	22.2%	0	10,725,390	0	10,725,390
The Carlyle Group Inc.	10,725,390	22.2%	0	10,725,390	0	10,725,390
Carlyle Holdings I GP Inc.	10,725,390	22.2%	0	10,725,390	0	10,725,390
Carlyle Holdings I GP Sub L.L.C.	10,725,390	22.2%	0	10,725,390	0	10,725,390
Carlyle Holdings I L.P.	10,725,390	22.2%	0	10,725,390	0	10,725,390
CG Subsidiary Holdings L.L.C.	10,725,390	22.2%	0	10,725,390	0	10,725,390
TC Group, L.L.C.	10,725,390	22.2%	0	10,725,390	0	10,725,390
TC Group Sub L.P.	10,725,390	22.2%	0	10,725,390	0	10,725,390
Carlyle Realty V GP, L.L.C.	5,875,218	13.5%	0	5,875,218	0	5,875,218
Carlyle Realty V, L.P.	5,875,218	13.5%	0	5,875,218	0	5,875,218
CoreSite CRP V Holdings, LLC	5,875,218	13.5%	0	5,875,218	0	5,875,218
Carlyle Realty III, GP, L.L.C.	2,082,097	5.2%	0	2,082,097	0	2,082,097
Carlyle Realty III, L.P.	2,082,097	5.2%	0	2,082,097	0	2,082,097
CoreSite CRP III Holdings, LLC	2,082,097	5.2%	0	2,082,097	0	2,082,097
Carlyle Realty IV GP, L.L.C.	1,459,136	3.7%	0	1,459,136	0	1,459,136

CUSIP No. 21870Q105	Schedule 13G	Page 30 of 37

Carlyle Realty IV, L.P.	1,459,136	3.7%	0	1,459,136	0	1,459,136
CoreSite CRP IV Holdings, LLC	1,459,136	3.7%	0	1,459,136	0	1,459,136
CRP IV AIV GP, L.L.C.	887,159	2.3%	0	887,159	0	887,159
CRP IV AIV GP, L.P.	887,159	2.3%	0	887,159	0	887,159
CRQP IV AIV, L.P.	638,671	1.7%	0	638,671	0	638,671
CRP IV-A AIV, L.P.	248,488	0.7%	0	248,488	0	248,488
CoreSite CRP IV Holdings (VCOC II), LLC	638,671	1.7%	0	638,671	0	638,671
CoreSite CRP IV Holdings (VCOC I), LLC	248,488	0.7%	0	248,488	0	248,488
CRP III AIV GP, L.L.C.	421,780	1.1%	0	421,780	0	421,780
CRP III AIV GP, L.P.	421,780	1.1%	0	421,780	0	421,780
CRQP III AIV, L.P.	421,780	1.1%	0	421,780	0	421,780
CoreSite CRP III Holdings (VCOC), LLC	421,780	1.1%	0	421,780	0	421,780

CoreSite CRP III Holdings, LLC, CoreSite CRP III Holdings (VCOC), LLC, CoreSite CRP IV Holdings, LLC, CoreSite CRP IV Holdings (VCOC I), LLC, CoreSite CRP IV Holdings (VCOC II), LLC and CoreSite CRP V Holdings, LLC are the record holders of 2,082,097, 421,780, 1,459,136, 248,488, 638,671 and 5,875,218 OP Units, respectively.

Carlyle Group Management L.L.C. holds an irrevocable proxy to vote a majority of the shares of The Carlyle Group Inc., which is a publicly traded entity listed on NASDAQ. The Carlyle Group Inc. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the sole member of TC Group, L.L.C., which is the managing member of each of Carlyle Realty III GP, L.L.C., CRP III AIV GP, L.L.C., Carlyle Realty IV GP, L.L.C., CRP IV AIV GP, L.L.C. and Carlyle Realty V GP, L.L.C.

Carlyle Realty III GP, L.L.C. is the general partner of Carlyle Realty III, L.P. which is the managing member of CoreSite CRP III Holdings, LLC. CRP III AIV GP, L.L.C. is the general partner of CRP III AIV GP, L.P., which is the general partner of CRQP III AIV, L.P., which is the managing member of CoreSite CRP III Holdings (VCOC), LLC.

Carlyle Realty IV GP, L.L.C. is the general partner of Carlyle Realty IV, L.P., which is the managing member of CoreSite CRP IV Holdings, LLC. CRP IV AIV GP, L.L.C. is the general partner of CRP IV AIV GP, L.P., which is the general partner of each of CRP IV-A AIV, L.P. and CRQP IV AIV, L.P., which are the managing members of CoreSite CRP IV Holdings (VCOC I), LLC and CoreSite CRP IV Holdings (VCOC II), LLC, respectively.

Carlyle Realty V GP, L.L.C. is the general partner of Carlyle Realty V, L.P., which is the managing member of CoreSite CRP V Holdings, LLC.

CUSIP No. 21870Q105	Schedule 13G	Page 31 of 37

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. 21870Q105	Schedule 13G	Page 32 of 37

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2020

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

THE CARLYLE GROUP INC.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP INC.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP SUB L.L.C.
By:	Carlyle Holdings I GP Inc., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I L.P.
By:	Carlyle Holdings I GP Sub L.L.C., its general partner
By:	Carlyle Holdings I GP Inc., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CG SUBSIDIARY HOLDINGS L.L.C.
By:	Carlyle Holdings I L.P., its managing member

CUSIP No. 21870Q105	Schedule 13G	Page 33 of 37

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

TC GROUP, L.L.C.
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

TC GROUP SUB L.P.
By:	TC Group, L.L.C., its general partner
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE REALTY V GP, L.L.C.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CARLYLE REALTY V, L.P.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CORESITE CRP V HOLDINGS, LLC
By:	Carlyle Realty V, L.P., its managing member

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CARLYLE REALTY III, GP, L.L.C.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CUSIP No. 21870Q105	Schedule 13G	Page 34 of 37

CARLYLE REALTY III, L.P.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CORESITE CRP III HOLDINGS, LLC
By:	Carlyle Realty III, L.P., its managing member

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRP III AIV GP, L.L.C.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRP III AIV GP, L.P.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRQP III AIV, L.P.
By:	CRP III AIV GP, L.P., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CORESITE CRP III HOLDINGS (VCOC), LLC
By:	CRQP III AIV, L.P., its managing member
By:	CRP III AIV GP, L.P., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CARLYLE REALTY IV GP, L.L.C.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CUSIP No. 21870Q105	Schedule 13G	Page 35 of 37

CARLYLE REALTY IV, L.P.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CORESITE CRP IV HOLDINGS, LLC
By:	Carlyle Realty IV, L.P., its managing member

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRP IV AIV GP, L.L.C.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRP IV AIV GP, L.P.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRP IV-A AIV, L.P.
By:	CRP IV AIV GP, L.P., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CRQP IV AIV, L.P.
By:	CRP IV AIV GP, L.P., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CORESITE CRP IV Holdings (VCOC I), LLC
By:	CRQP IV AIV, L.P., its managing member
By:	CRP IV AIV GP, L.P., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CUSIP No. 21870Q105	Schedule 13G	Page 36 of 37

CORESITE CRP IV HOLDINGS (VCOC II), LLC
By:	CRQP IV AIV, L.P. , its managing member
By:	CRP IV AIV GP, L.P., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CUSIP No. 21870Q105	Schedule 13G	Page 37 of 37

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney.

99	Joint Filing Agreement.